Exhibit 99.1

Radian Announces Agreement to Sell Financial Guaranty Subsidiary to Assured Guaranty

Confirms ability to comply with proposed PMIERs

PHILADELPHIA—(BUSINESS WIRE)—Dec. 23, 2014— Radian Guaranty Inc., the mortgage insurance subsidiary of Radian Group Inc. (NYSE: RDN), announced today that it has entered into a Stock Purchase Agreement to sell 100% of the issued and outstanding shares of Radian Asset Assurance Inc., Radian’s financial guaranty insurance subsidiary, to Assured Guaranty Corp., a subsidiary of Assured Guaranty Ltd. (NYSE: AGO), for a purchase price of approximately $810 million. The purchase price is payable in cash consideration on the closing date. The Stock Purchase Agreement allows for a complete transfer of Radian Asset’s $19.4 billion in net par outstanding to Assured Guaranty Corp. as of September 30, 2014. The company expects to complete the sale of Radian Asset in the first half of 2015, subject to satisfaction of customary closing conditions including regulatory approvals.

Radian Chief Executive Officer S.A. Ibrahim said, “While Radian Asset has been an important part of our history and our success, we are committed to streamlining our business and aligning our strategy toward the mortgage and real estate markets. This agreement marks an important milestone as we prepare for finalization of the proposed PMIERs in 2015. While we expect to fully comply, the sale of Radian Asset will help to accelerate our ability to do so.”

Ibrahim added, “We look forward to simplifying Radian’s focus on our core strengths, which we believe will pave the way for future top-line growth.”

Goldman Sachs & Co. is acting as financial advisor on the sale of Radian Asset.

Ability to Comply with Proposed PMIERs

As previously disclosed, the Federal Housing Finance Agency issued proposed new Private Mortgage Insurer Eligibility Requirements (PMIERs) in July 2014. The public comment period for the proposed PMIERs ended in September 2014, and Radian expects the final PMIERs to be published sometime in the first half of 2015, with an effective date 180 days after publication. The proposed PMIERs state that, subject to the approval of Fannie Mae and Freddie Mac, private mortgage insurers may be granted a transition period of up to two years from the publication date to comply with the PMIERs’ financial requirements.

The financial requirements included in the proposed PMIERs exclude from Available Assets (as defined in the PMIERs) certain subsidiary capital, including Radian Guaranty’s capital that is attributable to its ownership of Radian Asset. As a result, Radian has been pursuing a plan to monetize Radian Asset, including a sale of the company, in order to increase Radian Guaranty’s Available Assets and better position Radian Guaranty to comply with the PMIERs’ financial requirements. While the sale of Radian Asset is expected to result in a GAAP and statutory loss in the fourth quarter of 2014 (the GAAP carrying value of Radian Asset was $1.25 billion and statutory surplus was $1.03 billion as of September 30, 2014), the consummation of the transactions is expected to increase Radian Guaranty’s Available Assets by approximately $790 million. Radian’s book value per share at September 30, 2014, was $9.08 and the valuation allowance against the company’s deferred tax asset (DTA) per share was $4.37. The loss related to the sale of Radian Asset is not expected to negatively impact the company’s previously disclosed expectations regarding the future reversal of its DTA valuation allowance.

Assuming that the final PMIERs are published on June 30, 2015, with an effective date of December 31, 2015, the company currently estimates that, after giving effect to the net proceeds from the transactions contemplated by the Stock Purchase Agreement and Radian’s available holding company cash balances of approximately $770 million, Radian Guaranty’s projected net shortfall in Available Assets would be approximately $400 million as of December 31, 2015. Additionally, the company further projects that Radian Guaranty would have no net shortfall in Available Assets by June 30, 2017, which is the assumed end of the two-year transition period.

Radian Guaranty expects to fully comply with the PMIERs within the applicable transition period, without a need to raise additional capital. While the proposed PMIERs have been the subject of significant comment from private mortgage insurers, other industry participants and regulators, Radian’s projections are based on the proposed PMIERs in their current form, without giving effect to any potential changes to the financial requirements. In addition, these projections do not take into consideration the company’s expected ability to leverage other options, such as pool insurance commutations and additional reinsurance to achieve compliance earlier than June 30, 2017.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Forward-Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the United States Private Securities Litigation Reform Act of 1995. Words such as “will,” “expects,” “believes,” “projects,” “estimates,” “anticipates” and similar expressions are used to identify these forward-looking statements. These forward-looking statements, which may include without limitation, estimates and projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement, including:

•	our ability to consummate the transactions contemplated by the Stock Purchase Agreement which depends on, among other things, obtaining regulatory approval;

•	the possibility that we have not accurately projected our net shortfall under the PMIERs which may be impacted by, among other things: our understanding and interpretation of the PMIERs financial requirements which may differ from the interpretation that the Government Sponsored Enterprises (GSEs) apply; and the performance of our mortgage insurance business, including our level of defaults, the losses we incur on new and existing defaults, the projected roll-off of our existing risk in force, and the amount and credit characteristics of new business we write; and

•	Radian Guaranty’s ability to comply with the financial requirements of the PMIERs (once adopted) within the applicable transition period which, based on the proposed PMIERs, may require us to contribute a substantial portion of our holding company cash and investments to Radian Guaranty, and could depend on our ability to, among other things: (1) successfully consummate the transactions contemplated by the Stock Purchase Agreement; and (2) successfully leverage other options such as commutations or external reinsurance for a portion of our mortgage insurance risk in force in a manner that provides capital relief compliant with the PMIERs. Contributing a substantial portion of our holding company cash and investments to Radian Guaranty would leave Radian Group with less liquidity to satisfy its obligations, and we may be required or we may decide to seek additional capital by incurring additional debt, by issuing additional equity, or by selling assets, which we may not be able to do on favorable terms, if at all. The ultimate form of the PMIERs and the timeframe for their implementation remain uncertain.

The forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, Item 1A of Part I of the Company’s Quarterly Reports on Form 10-Q filed in 2014 and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

Source: Radian Group Inc.

Radian Group Inc.

Emily Riley, 215-231-1035

emily.riley@radian.biz